LETTER OF INTENT

This letter of intent dated December 29, 1999 ("Letter") is made by and between Steve White, including his approved assignee ("White"), Auto-Graphics, Inc., a California corporation ("A-G"), LibraryCard.com, Inc., a Nevada corporation ("LibraryCard.com") and A-G Sub, Inc., a Nevada corporation ("A-G Sub"). White, A-G, LibraryCard.com and A-G Sub are sometimes collectively referred to herein as the "parties". LibraryCard.com and A-G Sub may hereinafter collectively be referred to as the "Companies".

RECITALS

     WHEREAS, White and A-G have been discussing an arrangement whereby White would make an investment in the Companies organized by A-G to own, carry-on and conduct the business(es) such parties refer to as (1) "LibraryCard.com" and (2) "CMS" or "A-G Sub". A more detailed description of such proposed businesses is set forth on Exhibit A hereto; and

     WHEREAS, the parties desire to memorialize their discussions and agreements in this Letter which, when signed by the parties, will constitute and be the parties' legally binding and enforceable agreement, subject to the within terms and conditions, in respect of the matters set forth herein;

AGREEMENT

     NOW, THEREFORE, the parties do hereby agree, subject to the within terms and conditions, as follows:

          1. Organize Companies. The Company has organized the Companies to own, carry-out and conduct, respectively, the LibraryCard.com and CMS (A-G
Sub) businesses. The businesses of the respective Companies shall be as set forth in Exhibit A, which is incorporated herein, and as further described and mutually agreed upon in writing by the parties ("Exhibit A "). White will be provided with the opportunity to review and approve the articles of incorporation and bylaws of the Companies which approval by White will not be unreasonably withheld. The articles will not provide for preemptive rights or any similar provision.

          2. Stock Purchase/Other Matters. At the closing, as provided for in paragraph 9 hereof (the "Closing"), the parties will purchase, pay for and acquire capital stock of the respective Companies, as follows:

               A. White. White will purchase, pay for, acquire and own that number of shares in the Companies constituting twenty-seven percent (27%) of the respective Companies issued and outstanding shares of capital stock immediately after the Closing for cash consideration in the amount of Two Million Dollars ($2,000,000) being $1 million for each of the Companies; and

               B. A-G. A-G and Corey M. Patick ("Patick") have or will purchase, pay for, acquire and own that number of shares in the respective Companies constituting the balance of such shares being seventy-three percent (73%) of the Companies issued and outstanding capital stock immediately after the Closing for consideration in the form of, in Patick's case, cash in the maximum amount of Two Thousand Dollars ($2,000) being up to $1,000 for each of the respective Companies and, in A-G's case, assets of A-G and agreements by and between A-G and the Companies ("Non-Cash Contribution") and such cash consideration as A-G may determine in its sole discretion and election to pay for such stock in the maximum amount of Three Thousand Dollars ($3,000) being up to $1,500 for each of the respective Companies;

               C. Non-Cash Contribution. The Non-Cash Contribution by A-G to the Companies shall be pursuant to and in accordance with Exhibit A, and as otherwise mutually agreed to in writing by the parties, and shall be contributed and transferred by A-G to the Companies and valued by the Companies for accounting purposes at an amount equal to the book g and comprising the Non-Cash Contribution by A-G as set forth on A-G's accounting books and records at the time of the Closing. The Non-Cash Contribution by A-G to the Companies shall be, unless otherwise previously agreed to in writing by the parties, free and clear of any and all liens, claims and/or encumbrances; and A-G represents and warrants to White that it has the authority and power to make such Non-Cash Contribution and that the Companies will obtain, as a result of such transfer by A-G, valid title to the assets and other property which is the subject of such Non-Cash Contribution.

               D. Private Offer/Sale and Restricted Stock. The stock which has been or will be purchased and acquired by the parties and Patick, and offered, sold and issued by the Companies to the respective parties and to Patick, pursuant to and in accordance with this Letter has been or will be in a private offering and sale/purchase transaction which is exempt from registration and/or qualification under applicable federal and state securities laws, rules and regulations; and, as such, the stock is and will be deemed to be and treated as "restricted stock" under applicable securities laws which means that such stock will be subject to restrictions on future offer, sale and/or other transfer of the stock in whole or in part by the holders thereof. The certificates for the stock will carry restrictive legends and will be subject to "stop transfer" instructions as customarily attend the offer, sale, and/or issuance of such restricted securities. The parties and Patick have and/or will cooperate with the Companies, and will deliver such further undertakings, acknowledgments and agreements as the Companies and their counsel shall reasonably request in respect of such private offer and sale transaction and the issuance of certificates representing the parties' ownership of such shares of stock in the Companies

               E. Stock Lock-Up For Possible IPO. In the event that the Companies determine to conduct an initial public offering ("IPO") of the securities of such Companies, whether on a "firmly underwritten", "best efforts" or other basis, White and A-G agree and promise, including for the benefit of the Companies as express third party beneficiaries, to enter into a stock "lock-up" agreement whereby White and A-G agree not to offer and/or sell any shares of the Companies securities in a public offering (as defined under federal and state securities laws) for a minimum period of six (6) months following the conclusion of any such IPO.

               F. A-G Right Of First Refusal. White grants to A-G an unconditional, irrevocable right of first refusal to purchase, on the same terms and conditions contained in any third party offer, shares of the Companies stock which he owns prior to the time he obligates himself to and/or does sell or transfer any or all of the shares of the Companies capital stock owned by him from time to time to any third person or entity ("A-G Right Of First Refusal"). White acknowledges and agrees that the certificates representing shares of the Companies capital stock will carry a legend restricting the sale and transfer of such shares of stock except in accordance with such A-G Right Of First Refusal. White agrees and promises to enter into a further agreement memorializing such Right Of First Refusal and providing further normal and customary details in respect of the description and implementation of such Right Of First Refusal in favor of A-G (the "Additional RFR Agreement"). White will have the right to review and approve such Additional RFR Agreement which approval shall not be unreasonably delayed or withheld. Prior to the time the parties do, in fact, make and enter into such Additional RFR Agreement, this Letter shall constitute the parties A-G Right Of First Refusal agreement.

               G. Initial Shareholders. Immediately following the Closing, White will be a shareholder of the Companies and be the owner of record of shares of the respective Companies I capital stock in the form of Common Stock equal to twenty-seven percent (27%) of the Companies' issued and outstanding (restricted) capital stock immediately following the issuance of stock to White. Immediately following the Closing, A-G and Patick will be shareholders of the Companies and be the owner of record of shares of the respective Companies' Common Stock equal to seventy-three percent (73%) of the Companies' issued and outstanding (restricted) capital stock. Following the Closing, the Companies will adopt a qualified stock option plan for employees covering shares equal to ten percent (10%) of the Companies' issued and outstanding shares of Common Stock including as referenced herein in paragraph 6 (representing dilution to all shareholders including White, A-G and Patick).

               H. Right of First Refusal In Favor Of White. If at any time during the eighteen (18) month period following the Closing, the Companies (or either of them) determines to offer, sell and issue shares of its Common Stock or other shares of capital stock to buyers in an offering which is not deemed to be a public offering as that phrase is defined under federal and/or state securities law in effect at such time {a "private offering"), then in addition to whatever other rights White may have under this Letter, White shall be entitled to a right of first refusal to purchase and acquire in such private offering, and thereby be obligated to pay for, that number of shares of Common Stock or other capital stock which shall be required to maintain White's pro rata ownership, if any, in the Companies issued and outstanding shares of capital stock owned by White immediately prior to the offer, sale and; issuance of any such shares of capital stock by the Companies in such private offering for the purchase price or other consideration to be paid to the Companies by the buyers for such shares of capital stock in any such private offering as proposed by the Companies ("White's RFR"). For purposes of this paragraph, it is understood and agreed that White's RFR shall not apply to any of the shares of the Companies' Common Stock including options in respect thereof which are the subject of the Companies' qualified stock option plans and/or sold, issued and/or transferred thereunder. In the event that the Companies actually determine to offer, sell and issue any shares of capital stock or to obligate itself/themselves to do so during the first eighteen (18) months following the Closing, then the Companies determining to engage in any such private offering shall thereafter, and prior to offering, selling and/or issuing any such shares of capital stock to any buyer or prospective buyer shall first provide White with written notice of any such decision to offer, sell and issue such shares of capital stock including the terms and conditions of any such proposed capital stock transaction (the II White RFR Notice II ), and White shall have ten (10) business days following receipt of such White RFR Notice to provide the Companies whose capital stock are the subject of such White RFR Notice with his written agreement (the "White Subscription") to purchase that number of shares of capital stock which will allow White to maintain his pro rata ownership of such shares of capital stock immediately following the completion of any such proposed offer, sale and issuance of such capital stock (the "White RFR Stock"); and White shall tender to the Companies the consideration to be paid by White in consideration of and for such White RFR Stock purchase transaction pursuant to the White Subscription within five (5) business days following the delivery of any such White Subscription to the Companies. If White does not for any reason timely provide the Companies with the White Subscription, then the Companies are free, without further obligation and or liability of any kind to White in respect of such shares of capital stock transaction and/ or otherwise under this paragraph of the Letter, to proceed with, consummate and close the offer, sale and issuance of its/their shares of capital stock as described in the White RFR Notice. If, for any reason, the Companies propose to deviate in any manner from the terms and conditions of the offer, sale and issuance of the capital stock which were the subject of any White RFR Notice, then the Companies shall prior to proceeding with any such offer, sale and/or issuance of any such capital stock issue a revised White RFR Notice covering any such revised offer, sale and/or offering of any such capital stock (the "Revised White RFR Notice"); and the parties shall repeat and follow the procedures set forth herein in respect of any such Revised White RFR Notice and in any such proposed private offering. In the event that White provides the Companies with the required White Subscription, within five (5) business days following the delivery of any such White Subscription to the Companies, White shall fully and finally purchase and pay for the shares of capital stock which are the subject of the Subscription. If White fails for any reason to so perform his purchase and payment obligation under the White Subscription or otherwise under this paragraph then, in addition to whatever other rights the Companies may have against White pursuant to the White Subscription and his failure to consummate the subject Subscription transaction or otherwise under this Letter, the Companies obligation(s) under this paragraph to White" shall automatically and forever terminate, cease to exist and be of no further force and effect.

          3. Operating Agreements. Prior to the Closing, the Companies will negotiate with A-G for operating agreements ("Operating Agreements") setting forth the support that A-G will render to the Companies in the development and operation of their Businesses on an on-going basis, and the cost that A-G will charge the Companies for such on-going support services and related matters (rent, utilities, accounting services, etc.). Such Operating Agreements will be submitted for review and written approval by White before they are entered into by A-G and the Companies. White will not unreasonably delay or withhold approval of the proposed Operating Agreements. For a period of three (3) years, A-G will provide the Companies with services required or otherwise needed by the Companies and available from A-G at actual cost plus ten percent.

          4. Business Plan. Prior to the Closing, the Companies will prepare or cause to be prepared for the respective Companies preliminary business plans for review by White. Thereafter, if the Companies propose to make any substantial expenditures (such as, for either of the Companies, in excess of $100, 000 for any particular item and/ or expenditures as to particular items which exceed in the aggregate $500,000 over the first two
(2) years of operations) which are not already expressly provided for or contemplated by the respective Companies I preliminary business plans (or any subsequent business plan approved in writing by White) or which are not otherwise in the ordinary course of the Companies' business as described by such business plans, then the Companies will submit any such newly proposed substantial expenditure(s) for the prior review and written approval of White which approval will not be unreasonably delayed or withheld by White.

          5. Board Representation. White will be entitled to serve, or designate a person to serve as his representative, on the respective Companies' Boards of Directors for a period of three (3) years from the date of the Closing; and A-G agrees and promises to vote shares of the Companies' capital stock registered in the name of A-G to cause White (or his substitute designee) to be elected to the Companies' respective Boards of Directors for such period of time. During the time that White, or his designee, is serving on the Companies Boards of Directors as provided for herein, the Companies will not enlarge the size of their Boards of Directors to more than five (5) persons without the prior written consent of White, or his designee. Following the Closing, the Companies will use their best efforts to purchase and at their expense obtain officer/director liability insurance from a Standard and Poors A+ or better rated company authorized to do business in California.

          6. Further Dilution. The parties acknowledge and agree that the Companies will immediately seek to obtain additional financing, in the form of debt and equity and/or any combination thereof, to be used to implement their respective business plans. Such financing efforts could possibly take on the form or otherwise include a "private placement" and/or an initial public offering of the respective Companies' securities the result of any such securities offerings would and/or could be dilutive of the existing shareholders' ownership of the Companies including voting and other rights and benefits attending ownership of the Companies' capital stock. Any such securities offering(s), none of which can be predicted, contemplated and/or assured at this point in time, will be approved and authorized by the boards of directors and/or shareholders of the respective Companies in accordance with applicable corporate law as being in the best interests of such Companies as they may exist from time to time. Notwithstanding the foregoing acknowledgment and agreement, the parties for themselves and for and on behalf of the Companies, hereby agree that the Companies will not, and they will not take any action to cause the Companies, to undertake any such securities offering(s), without the prior review and written approval of said parties if the dilution resulting therefrom will, in respect of any such securities offering and/or in the aggregate of all such securities offerings undertaken by the Companies during the succeeding three (3) year period following the Closing, exceed fifty percent (50%) of such parties' ownership and other rights in the respective Companies. (For example, such securities offerings will not result in White's percentage ownership in the respective Companies during such period of time falling below thirteen and one-half percent (13.5%) on a fully diluted basis). The parties agree, however, that for purposes of such dilution calculation, shares of capital stock issued or issuable to employees of the Companies under qualified stock option plans (limited to a maximum of ten percent (10%) of the Companies' issued and outstanding shares of capital stock at any point in time) shall not be taken into account or otherwise computed.

          7. Representations/Warranties. White acknowledges and agrees that A-G is not the proposed seller and issuer of the stock which White agrees to purchase from the Companies pursuant to and in accordance with this Letter; and that the respective Companies will be the issuer(s) of such securities. White further acknowledges and agrees that he will conduct such inquiry and investigation, referred to in this Letter including the following paragraph as "due diligence", as he and his advisors determine to be necessary and appropriate in order for White to determine whether or not to proceed under this Letter including the within agreements; and that White will rely entirely on his own due diligence and judgment in respect thereof in determining to continue to perform under this Letter in accordance with the terms and conditions hereof including the purchase of stock in the Companies as provided for herein. White acknowledges and agrees that, A-G (including without limitation its officers, directors, employees, consultants, designers, attorneys or other representatives) has not and is not making any representations or warranties or providing any assurances of any kind in respect of (1) the investment merits of the capital stock to be purchased by White as provided for in this Letter, (2) the Companies or the investment opportunity associated with the Companies organized or to be organized under the terms of this Letter, (3) the businesses and or the prospects for the businesses to be owned, further developed and operated by the Companies as contemplated by this Letter, (4) the business plans for the Companies to be reviewed by White in accordance with the terms of this Letter, (5) the financial condition and/or the adequacy of the, funding to be provided to or otherwise obtained by the Companies as provided for or contemplated by this Letter or otherwise, and/or (6) the assets and properties to be contributed by A-G to the Companies in accordance with the terms of this Letter. In addition to any other provisions of this Letter, White agrees and promises to indemnify and hold harmless A-G (including without limitation its officers, directors, employees, consultants, designers, attorneys or other representatives) from any and all claims, debts, causes of action, actions, proceedings, obligations, liabilities, expenses and costs (including without limitation attorneys' and other professionals' fees and costs paid or incurred by A-G) in respect of, based upon, arising as a result of, or otherwise under, or in respect of, the specific disclaimers set forth in items (1) through (6) above. Nothing in this paragraph is intended or shall be deemed for any purpose to limit and/or nullify the representations, warranties and agreements of A-G in favor of White expressly set forth in paragraph 2.C. of this Agreement.

           8.  Due Diligence.

               A. White Due Diligence. White including his agents at his direction and under his control has conducted and agrees to conduct, and A-G has and agrees to cooperate in the conduct by White, such due diligence and other inquiry and investigations (collectively herein "due diligence") as he reasonably believes to be necessary, appropriate or otherwise advisable as a basis for determining to enter into this Letter and to consummate the subject stock purchase transaction pursuant to and in accordance with the provisions of this Letter. Such due diligence has been and will continue to be at White's sole cost and expense. Any and all due diligence at or similarly involving A-G has been and shall be conducted by White including his agents during normal business hours and, where deemed appropriate by A-G in its sole discretion and election, has and shall be conducted pursuant to confidentiality and non-disclosure agreements in form and content reviewed and approved and to be reviewed and approved in writing by White which approval has not and will not be unreasonably delayed or withheld by White. The purpose of such due diligence is to allow White to obtain information which will allow him to make an informed investment decision regarding the entering into this Letter and the purchase of the stock of the Companies as provided for and contemplated herein; and White has and agrees to rely exclusively on such due diligence in making his decision as to whether or not to enter into this Letter and to purchase such stock. The conduct of such due diligence by White to his sole and exclusive satisfaction is a condition to White's obligation to consummate the purchase of stock at the Closing, and the Companies' obligation to sell and issue the stock to White, as provided for herein.

               B. A-G Due Diligence. White will provide A-G in writing with the background and other information customarily required from officers/directors of public reporting companies to appear in securities offering, reporting and other disclosure documents under federal and state securities laws so that A-G can conduct a reasonable background inquiry and investigation confirming the accuracy and completeness of such information as part of A-G's due diligence on White as the prospective purchaser and substantial owner of stock in the Companies, A-G agrees to maintain the confidentiality of all information provided by White which is not otherwise a matter of public record. Completion of such A-G due diligence, to A-G's sole and exclusive satisfaction and approval, is a condition to A-G's (and for and on behalf of the Companies' as an express beneficiary of such provision) duties and obligations under this Letter (including the sale of stock in the Companies by the Companies to White at the Closing).

          9. Closing. The Closing as referenced herein, whereby White will purchase, pay for, acquire and receive the stock in the Companies as provided for in paragraph 2, will take place on December 31, 1999 at 10:00 o'clock
A.M: at A-G's corporate offices in Pomona, California, or such other date, time and place as the parties shall mutually agree to in writing (herein the "Closing"). At the Closing White will purchase and pay for the stock in the Companies by delivering to the Companies bank cashier's checks dated on or prior to the Closing in the total amount of $2 million, as follows: (1) one bank cashier's check for $1 million payable to "LibraryCard.com, Inc." and
(2) one bank cashier's check for $1 million payable to " A-G Sub, Inc." (collectively the "Cashier's Checks"). At the Closing, in consideration of the Cashier's Checks, the Companies shall deliver to White (and/or his approved assignees) certificates for the shares of stock in the Companies being purchased by White registered in the name(s) of White and/or such assignees.

         10. Conditions To The Closing. The parties' respective duties and obligations under this Letter are conditioned upon the following:

               A. White's obligations under this Letter, including the purchase of stock in the Companies at the Closing, are conditioned upon the following:

                    (1) Due Diligence. Completion of White's due diligence, as provided for herein at paragraph 8.A. hereof, to his sole satisfaction and approval on or before December 30, 1999. If White has not notified A -G in writing that such due diligence has not been completed to White's satisfaction by the close of business on such date, then White's approval shall be deemed to have finally taken place for all purposes including the satisfaction of this condition.

                    (2) Operating Agreement. Review and approval by White of the proposed Operating Agreement, as provided for in paragraph 3 hereof, to his satisfaction on or before December 30, 1999. If White has not notified A-G in writing that such review and approval of the proposed Operating Agreement has not been completed to White's satisfaction by the close of business on such date, then White's approval shall be deemed to have finally taken place for all purposes including the satisfaction of this condition.

                   (3) Business Plan. Review by White of the proposed Business Plans of the Companies, as provided for in paragraph 4 hereof, on or before December 30, 1999. If White has not notified A-G in writing that such, review of the Business Plans of the Companies has not taken place by the close of business on such date, then such review shall be deemed to have taken place for all purposes including the satisfaction of this condition.

                   (4) Corporate Documents. Review and approval by White of the Articles of Incorporation and Bylaws ("Corporate Documents ") of the Companies, as provided for in paragraph 1 hereof, to his satisfaction on or before December 30, 1999. If White has not notified A-G in writing that such review and approval of the Corporate Documents have not been completed to White's satisfaction by the close of business on such date, then White's approval shall be deemed to have finally taken place for all purposes including the satisfaction of this condition.

                   (5) Additional RFR Agreement. Review and approval by White of the Additional RFR Agreement, as provided for in paragraph 2.F. hereof, to his satisfaction on or before December 30, 1999. If White has not notified A-G in writing that such review and approval of the Additional RFR Agreement has either not taken place or has not been completed to White's satisfaction by the close of business on such date, then White's approval of such Additional RFR Agreement, or alternatively the A-G Right Of First Refusal as set forth herein if no such Additional RFR Agreement has been submitted to and approved by White and in lieu thereof, shall be deemed to have finally occurred and taken place for all purposes including the satisfaction of this condition.

If the foregoing conditions are satisfied as to one of the Companies, but not the other, then White's obligations to and in respect of the Company in respect of which any or all of the conditions shall not have been timely satisfied shall be excused based on the non-satisfaction of the conditions applicable to such Company (but White's obligations under this Letter as to the other Company, in respect of which all of the conditions shall have been satisfied, shall be and remain operable and enforceable as to such Company and White's obligation to purchase stock in such Company pursuant to and in accordance with this Letter).

              B. A-G. A-G's (and the Companies' where and if applicable as express beneficiaries under this Letter) duties and obligations under this Letter (including the sale and issuance of stock in the Companies by the Companies at the Closing), are conditioned upon the following:

                   (1) Due Diligence Re White. Satisfaction to its sole election and judgment of A-G's due diligence as to White's suitability as an investor in the Companies, as provided for in paragraph 8.B. hereof, on or before December 30, 1999. If A-G has not notified White in writing that such due diligence has not been completed to A-G's satisfaction by the close of business on such date, then A-G's approval shall be deemed to have finally taken place for all purposes including the satisfaction of this condition.

                   (2) Compliance With Securities Laws. Satisfaction by the Companies (regardless of whether or not the Companies are deemed to be an express beneficiary of this particular provision which is of important interest to A-G) of any and all applicable securities laws, rules and regulations pertaining to the offer, sale and/or issuance of the stock including certificates of the Companies to be sold by the Companies to and purchased by White as provided for herein.

                   (3) Accounting Clearance. Consultation with, to the extent deemed necessary or advisable by A-G in its sole discretion and election, A-G's and/or the Companies independent auditor(s) and accountant(s) in respect of this Letter and the matters provided for herein from a financial reporting perspective; and A-G's determination and confirmation, to A-G's sole satisfaction and determination, of its understanding and agreement in respect thereof as to such financial reporting matters (" Accounting Clearance"). If A-G has not notified White in writing that such Accounting Clearance has not been obtained to A-G's sole satisfaction and determination prior to the Closing, then A -G ' s review and approval of such Accounting Clearance matters shall be deemed to have finally taken place for all purposes including the satisfaction of this condition.

                   (4) A-G Board Approval. Approval of this Letter and the transactions and arrangements provided for herein by the Board of Directors of A-G and the Companies (collectively the "Board Approval"). If A-G has not notified White in writing that such Board Approval has not been obtained prior to the Closing, then such Board Approval shall be deemed to have finally taken place for all purposes including the satisfaction of this condition.

         If any of the conditions to White and/or A-G's duties and obligations under this Agreement have not been timely satisfied, then the party in whose favor such condition is applicable shall have the right but not the obligation to waive in writing any such condition(s) prior to or at the Closing

         11. If White, on or before January 14, 2000, in his sole, absolute and unreviewable discretion, determines that the Y2K problem (the Y2K or Year 2000 problem is understood to mean the inability of computer software programs to recognize the arrival of the year 2000 because of a common software design feature that describes the current year by only its last two digits) will adversely affect his investment, the Companies or the United States economy, White will have the right to rescind in writing to the Companies and to A-G (the "Notice of Rescission") the prior purchase and payment for such stock of the Companies at any time prior to January 14, 2000 without further obligation of any kind to the Companies and White shall be entitled to the immediate return of the full purchase price of the stock purchased by White from the Companies at the Closing plus interest at the rate of ten percent (10%) per annum in return for the surrender by White and cancellation of the stock of the Companies purchased and paid for by White at the Closing (the "Optional Y2K Post Closing Condition"). If White has not timely provided the Companies and A-G with such Notice of Rescission including the tender of the stock previously purchased by White at the Closing for cancellation by the Companies, then the sale and purchase by White and payment by White for the stock in the Companies as provided for in this Letter and consummated by White at the Closing shall not be, for any reason, subject to any unsatisfied Post Closing Condition; such Closing shall be reaffirmed to have taken place on and effective December 31, 1999 for all purposes whatsoever.

         12.  Miscellaneous.

              A. Authority. By signing and returning this Letter, the parties thereby represent, agree and warrant to each other that they are duly authorized and empowered to do so and to fully and timely perform their respective duties and obligations under this Letter. Where the Companies are referenced in this Letter, the parties acknowledge and agree that as of the date of this Letter such Companies are in the process of being incorporated and organized and are not yet actually incorporated and in existence.

              B. Governing Law/Venue. This Letter shall be interpreted, enforced and otherwise governed for all purposes (without regard to conflict of law provisions) under and in accordance with the laws of the State of California in which state the parties are located at the date of this Letter. This Letter is made and entered into by the parties in Orange County, California. Further, the parties acknowledge and agree with one another (including for and on behalf of the Companies as express party beneficiaries) that should any legal action or proceeding of any kind be initiated, maintained and prosecuted under, arising out of or otherwise in reference to this Letter, such action/proceeding shall be initiated, maintained and prosecuted for all purposes in a court of competent jurisdiction located in Orange County, California, which the parties hereby elect as the best venue for any such action/proceeding .

              C.  Attorneys' Fees/Costs.

                   (1). Legal Action/Proceeding. In the event that any of the parties initiates any legal action or proceeding against any other party (and/or the Companies) seeking to enforce any of the provisions of or otherwise under, arising out of or in reference to this Letter, then the party (or parties) who is determined to have been the "prevailing party
(ies)" in any such legal action or proceeding shall be entitled to receive and recover, in addition to whatever other relief and recovery such party
(ies) may be entitled to under this Letter or otherwise as a result of such action/proceeding, such prevailing party's (ies') reasonable legal and other professionals' fees and costs paid or incurred by such prevailing party (ies) as a result of any such legal action or proceeding (including any appeal thereto).

                   (2) Reimbursement Of White's Legal Fees. In the event that White timely purchases and pays for in full stock in the Companies as provided for in this Letter, then A-G shall reimburse White for legal fees paid or incurred by White to his attorney in connection with such attorney's representation of White in connection with this Letter and the stock purchase transaction provided for herein up to a maximum aggregate amount by the Companies of Twenty- Five Thousand Dollars ($25,000); and the parties to this Letter shall take such steps as may be necessary or advisable to cause A-G to make such reimbursement within thirty (30) days following the Closing. .

               D. Approved Assignees(s). If either party desires to assign or otherwise designate or transfer any or all of such party' rights, benefits, duties and/or obligation under this Letter, then such party shall first notify the other party in writing of such proposed assignment/transfer and provide such other party with such facts and information about the proposed assignee and/or designee which the other party may reasonably request for purposes of making an informed decision about the suitability and acceptability of such proposed assignee, designee or transferee and matters relating thereto which other party agrees not to unreasonably withhold approval of any such proposed assignee, designee or transferee (herein " approved assignee").

               E. No Waiver. Failure by any party to timely object to any non-performance of or under this Letter shall not be deemed to constitute a waiver of any similar non-performance of or under the Letter or of any other provision (including any term or condition) of the Letter.

               F. Separate Agreement. This Letter, and the agreements contained and set forth herein, is (are) separate from any other understandings, agreements or documents (including White's subscription to purchase shares of A-G's capital stock in the private placement of such securities pursuant to and in accordance with that certain Private Placement Memorandum, and related Questionnaire and Subscription Agreement, dated May 15, 1999) by, between and among the parties hereto; and shall be so treated for all purposes whatsoever. No party shall claim any right of set-off, offset or other deduction under or otherwise applicable to this Letter in respect of any other duties or obligation(s) owed to such party by any other party or under any other understanding or agreement in respect of this Letter.

               G. Notices. Any notice required to be given, referenced or which any of the parties desires to provide to the other shall be given and shall be deemed to have been provided by the other party (1) on the third
(3rd) business day following the date of mailing of any such notice in the United States Mail postage prepaid in a sealed envelope(s) addressed as set forth below, (2) on the date that any such notice is hand delivered to the other party, (3) on the second (2nd) business day following transmission via facsimile if such notice is in writing and is addressed to the receiving party and transmitted via facsimile, as follows:

(1)  If to A-G:

   Auto-Graphics, Inc.
   3201 Temple Avenue
   Pomona, CA 91768

 Attention: Robert S. Cope

 or via facsimile transmission to
 Fax No. 909/595-3506 addressed as
 indicated above

 With a copy to:

 Robert H. Bretz, Esq.
 520 Washington Blvd.
 Marina del Rey, CA 90292

 (Fax No. 310/578-5443)

 (2)  If to White:

 Mr. Steve White
 c/o RESNICK & GRAY
 4400 MacArthur Blvd., Suite 800
 Newport Beach, CA 92658-7849

 Attn: Barnet Resnick, Esq

 (Fax No. 949/833-3445)

With a copy to:
 Barnet Resnick, Esq
 RESNICK & GRAY
 4400 MacArthur Blvd., Suite 800
 Newport Beach, CA 92658-7849

 (Fax No. 949/833-3445)


               H. Third Party Beneficiaries. Except as expressly provided in this Letter, no person or entity is intended or shall be deemed or determined to be a third party beneficiary under this Letter and/ or the agreements set forth herein.

               I. Heirs successors And Assigns. By signing this Letter, the undersigned parties thereby confirm and re-confirm their intention to make legal delivery of the Letter at such time; and that such action is intended and shall be deemed and determined for all purposes to bind any of the parties' respective heirs, successors and assigns for all purposes whatsoever under and otherwise in respect of this Letter.

               J. Counterpart Signatures. This Letter may be signed and thereby delivered by the parties using counterpart signature pages; and, when all such counterpart signature pages have been exchanged, this Letter including such counterpart signature pages shall be deemed for all purposes to be the original of this Letter.

               K. Assistance Of Legal Counsel and Other Professionals. The parties represent, agree and warrant to each other that such parties have had and have actually used the opportunity to have this Letter and the form and content hereof reviewed by legal counsel and/or other professionals of the respective parties' own choosing; and that such parties will not claim or otherwise assert that they signed and thereby delivered this Letter without the benefit of the involvement of and advice from such parties' legal and/or other professional advisor(s). Except as expressly provided for in this Letter in paragraph 12.C.(2) in favor of White, the parties shall bear their own legal and other professional fees and costs.

               L. Brokers Or Other Finders. Each of the parties, represents, agrees and warrants to the other that such party has not made any agreement or otherwise taken any action to engage or otherwise obligate the parties or either of them (or the Companies) to any broker, finder or other person or entity who is thereby or otherwise entitled to be paid or receive a broker's, finder's or other similar fee or other type of compensation for, under, arising out of or otherwise in reference to or connection with this Letter including the stock purchase transaction provided for herein.

               M. Arm's Length Transaction. The parties acknowledge and agree that they are making and entering into this Letter as a result of and in an "arm's length" negotiation and transaction, and that the parties (including any agent, attorney or other representative thereof) are not under any duty (including any fiduciary or similar duty) or responsibility to the other as it relates to this Letter or otherwise. White acknowledges and agrees that A-G and the Companies including their officers, directors, employees, consultants, designers, attorneys or other representatives) are under no duty and/or responsibility to him in respect of this Letter and the matters covered thereby as a result of his, and/or entities including limited liability companies which he may now of hereafter be associated with, subscription to purchase shares in A-G as referenced in paragraph 12(t) hereof.

               N. Time of the Essence. For all purposes of this Letter and the matters provided for in or contemplated by this Letter, time shall be deem to be of the essence.

         13.  Reserved

         14. A-G Assurances Re Companies. Without limiting A-G's duties and responsibilities as otherwise set forth in this Letter, A-G does hereby agree and promise to take whatever steps it can reasonably and/or is legally entitled to take from time to time to ensure that he covenants by the Companies to White as expressly set forth in this Letter are timely performed and otherwise fulfilled by the Companies; and A-G agrees and promises not to take any steps or other action which would reasonably be understood to interfere with the Companies' covenants o White, and the timely performance thereof by the Companies, as expressly set forth in this Letter.

         15. Complete Agreement/Amendment. This Letter sets forth all of the parties' agreements in respect of the subject matter of this Letter. The parties represent to and agree with each other that, in entering into and performing this Letter, they have not received and are not otherwise relying upon any statements, representations, understandings, agreements, covenants, promises, guaranties, warranties, assurances and/or any other matters which are not expressly set forth in this Letter; and that they will not at 'any time assert otherwise (whether by way of any claims in contract, tort or otherwise). If either of the undersigned parties subsequently attempts r seeks to and/or actually does assert any claim(s) that such party received and/or relied upon any statement, representation, understanding, agreement covenant, promise, guaranty, warranty, assurance or any other matter which is (or are) not expressly set forth in this Letter, other than the implied covenant of good faith and fair dealing, then the party prevailing in respect of any such claim including any action or other proceeding instituted in respect thereof shall be entitled, in addition to whatever other relief such prevailing party may otherwise be entitled to, to be indemnified and held harmless by the other party for any and all costs and expenses (including reasonable attorneys' and other professionals' fees/costs paid or incurred by such prevailing arty), losses and damages paid or incurred by such prevailing party as a result of any assertion the other party which was inconsistent with the above referenced representation and agreement or purposes of such indemnification and hold harmless provision and the underlying representations and warranties, the Companies are deemed to be express third party beneficiaries his Letter (including the within agreement(s) and Exhibit A may only be amended, modified or hanged by a further writing so stating and signed by the party against which any such , amendment, modification and/or change is sought to be enforced. This Letter was and shall be deemed for all purposes to have been drafted and prepared by all of the parties hereto. If the language used and contained in this Letter is subsequently determined for any reason to be unclear or ambiguous in any way, then no party shall suffer any prejudice or detriment as a result of having participated in the drafting or other preparation of this Letter.

IN WITNESS WHEREOF, the undersigned parties have executed this Letter in Los Angeles, California effective as of the date first above stated.

AUTO-GRAPHICS, INC.
("A-G")

By  ss/Robert S. Cope
-------------------------
Robert S. Cope President

By  ss/Daniel E. Luebben
-------------------------
Daniel E. Luebben,
Chief Financial Officer

LibraryCard.com, Inc.

By  ss/Corey Patick
------------------------
Corey Patick
CEO

By  ss/Robert H. Bretz
------------------------
Robert H. Bretz
Secretary

A-G Sub, Inc.

By  ss/Corey Patick
-----------------------
Corey Patick
CEO

By ss/Robert H. Bretz
-----------------------
Robert H. Bretz
Secretary

"White"

ss/Steve White
-----------------------
Steve White





EXHIBIT A
Description Of Businesses

LibraryCard.com

         A-G's bibliographic records and other library services and related information directed at and offered to the consumer (as opposed to the in library) market via the Internet or other similar electronic communication system (LibraryCard.com Business). LibraryCard.com is envisioned to be a Internet Web portal/destination site targeted at the consumer market (both individual and business customers) which non-library customers are seeking to purchase or otherwise acquire information in electronic format and other reference materials through e-commerce. It is envisioned that revenue will be generated through sponsorships, commercial advertising, licensing of commercial databases and sale of information in electronic and print formats including the sale books and related items.

         A-G shall retain all rights of ownership of the information/content. published via the LibraryCard.com Business which is authored, created, compiled developed, obtained, maintained and offered by A-G including any of its other subsidiaries prior to (or authored, created, compiled, developed, obtained, maintained and offered by A-G separately from LibraryCard.com Business after) the Closing. Notwithstanding such Companies' respective ownership of such information, A-G and the .LibraryCard.com Business shall provide each other with an irrevocable, on-going royalty free non-exclusive license and right to publish, sell or use the bibliographic records and other library services and related information authored, created, complied, developed, obtained, maintained and offered from time to time by the other. Nothing herein shall, however, give LibraryCard.com the right to re-sell (versus use in the LibraryCard.com Business) any bibliographic records owned by A-G to any library or other third party purchaser.

CMS (and A-G Sub)

         A-G's content management services product and all, enhancements and improvements thereto offered, sold and/or licensed to any consumer, commercial or government user (the CMS or A-G Sub. Business). Such CMS Business product/service shall include the following customer contracts for all or various sub-components of the product/service (which will be sold, assigned and transferred to the CMS Business):

1.  Boeing                      2.  Northrop/Grumman

         The CMS product/service is intended to be an "end-to-end" enterprise content management software solution for document preparation, management and delivery/publication in various formats. including Internet, Intranet, CD, print and via e-commerce applications. This product/service seeks to address the growing need for business and other customers to reuse and repurpose content in generating customized online information products/services, in a dynamic environment, that can be published using various media.

         A-G including any of its other subsidiaries shall retain and obtain from CMS an irrevocable, on-going royalty free license, and right to use the CMS Business product/service including all enhancements and improvements thereto by or for the CMS Business after the Closing for its own internal use and in Connection with the products and services offered, sold or otherwise made available to A-G's customers for purposes other than the intended exploitation by the CMS Business.